Faegre Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, Pennsylvania 19103

Telephone: (215) 988-2207

www.faegredrinker.com

December 3, 2025

The RBB Fund, Inc.

615 East Michigan Street

Milwaukee, WI 53202

Re:	Shares Registered by Post-Effective Amendment No. 377 to

Registration Statement on Form N-1A (File No. 033-20827)

Ladies and Gentlemen:

We have acted as counsel to The RBB Fund, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 377 (the “Amendment”) to the Company’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended. The Board of Directors of the Company has authorized the issuance and sale by the Company of the following classes and numbers of shares of common stock, $0.001 par value per share (collectively, the “Shares”), with respect to fifteen new series of the Company – Motley Fool Innovative Growth Factor ETF, Motley Fool Crowdsource ETF, Motley Fool Value Factor ETF, Motley Fool Enhanced Income ETF, Motley Fool International Opportunities ETF, Motley Fool Large Cap Growth ETF, Motley Fool Momentum Factor ETF, Motley Fool Multi-Factor ETF, Motley Fool Smart Volatility Factor ETF, Motley Fool 100 Equal Weight ETF, Motley Fool Next Equal Weight ETF, Motley Fool 100 Minimum Volatility ETF, Motley Fool Next Minimum Volatility ETF, Motley Fool Rising 100 ETF and Motley Fool Rising 100 Minimum Volatility ETF.

PORTFOLIO	CLASS	AUTHORIZED SHARES
Motley Fool Innovative Growth Factor ETF	JJJJJJJJJJ	100,000,000
Motley Fool Crowdsource ETF	KKKKKKKKKK	100,000,000
Motley Fool Value Factor ETF	LLLLLLLLLL	100,000,000
Motley Fool Enhanced Income ETF	MMMMMMMMMM	100,000,000
Motley Fool International Opportunities ETF	NNNNNNNNNN	100,000,000
Motley Fool Large Cap Growth ETF	OOOOOOOOOO	100,000,000
Motley Fool Momentum Factor ETF	PPPPPPPPPP	100,000,000
Motley Fool Multi-Factor ETF	QQQQQQQQQQ	100,000,000

PORTFOLIO	CLASS	AUTHORIZED SHARES
Motley Fool Smart Volatility Factor ETF	RRRRRRRRRR	100,000,000
Motley Fool 100 Equal Weight ETF	SSSSSSSSSS	100,000,000
Motley Fool Next Equal Weight ETF	TTTTTTTTTT	100,000,000
Motley Fool 100 Minimum Volatility ETF	UUUUUUUUUU	100,000,000
Motley Fool Next Minimum Volatility ETF	VVVVVVVVVV	100,000,000
Motley Fool Rising 100 ETF	WWWWWWWWWW	100,000,000
Motley Fool Rising 100 Minimum Volatility ETF	XXXXXXXXXXX	100,000,000

The Amendment seeks to register an indefinite number of Shares.

We have reviewed the Company’s Articles of Incorporation, as amended and supplemented; By-Laws, as amended; resolutions of its Board of Directors; and such other legal and factual matters as we have deemed appropriate. This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued for payment as described in the Company’s prospectuses offering the Shares and in accordance with the Company’s Articles of Incorporation, as amended and supplemented, for not less than $0.001 per share, will be legally issued, fully paid and non-assessable by the Company.

We consent to the filing of this opinion as an exhibit to the Amendment to the Company’s Registration Statement.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP